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                                                                 Exhibit 10.11



                                LICENSE AGREEMENT


         THIS AGREEMENT, made as of this 6th day of November, 1996 between 48th AMERICAS COMPANY, a New York partnership, having an office at 950 Third Avenue, New York, New York ("Licensor"), and USFI, Inc., a New York corporation having an office at 1212 Avenue of the Americas, New York, New York ("Licensee").

                              W I T N E S S E T H :

         WHEREAS, Licensee desire to use and occupy part of the Ninth (9th) floor, as shown by diagonal markings on the attached rental plan (the "Licensed Premises"), in the building known as 1212 Avenue of the Americas, New York, New York (the "Building") for executive and general office use; and

         WHEREAS, Licensor is willing to allow Licensee to use and occupy the Licensed Premises upon the terms, covenants and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the covenants herein contained, Licensor and Licensee covenant and agree as follows:

         FIRST: (a) Subject to and in accordance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a license to use and occupy the Licensed Premises for a period (the "License Period") commencing on November 20, 1996 (the "License Commencement Date") and ending (unless sooner terminated pursuant to any of the terms or provisions of this Agreement or pursuant to law) on February 28, 1997.

         (b) Notwithstanding anything contained herein to the contrary, Licensor may terminate this License Agreement at any time, with cause (including but not limited to any default by Licensee hereunder), immediately by giving notice to Licensee. If Licensor is unable to give possession of the Licensed Premises on the License Commencement Date because of the holding-over or retention of possession of any tenant, undertenant or occupant of the Licensed Premises, or for any other reason beyond Licensor's reasonable control, Licensor shall not be subject to any liability for failure to give possession on said date and the validity of this License Agreement shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the License Period. In such event, the License Commencement Date shall be postponed until the earlier of (i) the date on which possession of the Licensed Period is delivered by Licensor, or (ii) the date on which Licensee first occupies the Licensed Premises. The foregoing provisions are intended to constitute "an express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law.
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         SECOND: As consideration for the licensing of the Licensed Premises by
Licensor to Licensee, Licensee shall pay to Licensor, at the office of Licensor or at such other place as Licensor may designate, in advance on the first day of each month during the License Period (except that the License Fee for the month of December, 1996 shall be paid upon execution of this Agreement), the sum of Three Thousand Eight Hundred Thirty-five and 00/100 Dollars ($3,835.00) per month, which amount shall hereinafter be referred to as the "License Fee". The License Fee shall be paid by Licensee to Licensor without any offset, counterclaim or deduction whatsoever. Notwithstanding anything contained herein to the contrary, in the event the License Commencement Date occurs prior to December 1, 1996, there shall be no License Fee payable for any part of November 1996.

         THIRD: Licensee shall use the Licensed Premises for general and executive offices and for no other purpose in accordance with all of the terms, covenants and conditions of this Agreement.

         FOURTH: Licensee shall not make any changes in or to the Licensed Premises without Licensor's prior written consent in all instances, except that Licensee may install telephone lines in the Licensed Premises.

         FIFTH: This Agreement does not and shall not be deemed to constitute a lease or conveyance of the Licensed Premises to Licensee or confer upon Licensee any right, title, estate or interest in the Licensed Premises. This Agreement grants Licensee a personal privilege to use and occupy the Licensed Premises for the License Period on the terms and conditions set forth herein.

         SIXTH: Licensee shall not assign, transfer or otherwise encumber this Agreement or the License nor permit any other person or entity to use or occupy the Licensed Premises.

         SEVENTH: Licensee represents that it has made a thorough inspection of the Licensed Premises and agrees to take same in its "as-is" condition on the License Commencement Date and agrees that Licensor shall have no obligation to alter, decorate or otherwise prepare the Licensed Premises for Licensee's use and occupancy.

         EIGHTH: Licensor shall have no obligation whatsoever to provide any services to the Licensed Premises, except that Licensor shall (i) provide elevator service between the ground floor of the building and the floor on which the Licensed Premises is located by either one (1) freight or passenger elevator which shall be subject to call and (ii) furnish electric current to the Licensed Premises solely through existing fixtures therein.

         NINTH: Licensee hereby acknowledges that Licensor has granted Licensee the right to use and occupy the Licensed Premises with the express understanding that Licensor shall have no

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liability to Licensee whatsoever for any theft, vandalism or other damage which may occur to items stored by Licensee in the Licensed Premises. Licensee hereby releases and discharges Licensor, its employees and agents, from any liability or obligation whatsoever with respect to any damage occurring in or about the Licensed Premises for any reason whatsoever.

         TENTH: (a) Licensee shall, throughout the License Period, at its own cost and expense, but for the mutual benefit of Licensor and Licensee, maintain General Public Liability Insurance against claims for personal injury, death or property damage occurring upon, in or about the Licensed Premises, such insurance to afford protection to the limit of not less than $1,000,000 in respect of personal injury or death and damage to property in respect of any one occurrence. The certificate of Insurance shall specifically have the indemnity clause referred to in paragraph (b) of this Article typed on said certificate evidencing that the "hold harmless" clause has been issued. Licensee shall furnish to Licensor certificates of such policies and provide for the insurance carrier's endorsements and such policy shall not be terminated without the (10) days' prior written notice to Licensor.

         (b) Licensee shall indemnify and save harmless Licensor and its agents against and from (i) any and all claims against Licensor of whatever nature arising from any act, omission or negligence of Licensee, its contractors, licensees, agents, servants, employees, invitees or visitors, (ii) all claims against Licensor arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the License Period in or about the Licensed Premises, and (iii) any breach, violation or non-performance of any covenant, condition or agreement in this Agreement set forth and contained on the part of the Licensee to be performed. This indemnity and hold harmless agreement shall include indemnity for and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature incurred or in connection with any such claim or proceeding brought thereon, and the defense thereof.

         ELEVENTH: At the expiration or sooner termination of the License Period, Licensee shall remove its personal property and, if requested by Licensor, any additions, alterations, or improvements made by Licensee from the Licensed Premises and Licensee shall restore the Licensed Premises and the Building to their original condition as existed prior to the License Commencement Date.

         TWELFTH: Any personal or other property remaining in or about the Licensed Premises after the expiration of the License Period shall, at the option of Licensor, either be deemed property of the Licensor, without payment therefor, or may be removed from the Licensed Premises by Licensor, at Licensee's expense.


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         THIRTEENTH: Licensee represents and warrants that it has not dealt with any broker (other than Newmark & Company Real Estate, Inc.) In negotiating of this Agreement and agrees to indemnify and hold Licensor harmless from any claims or damages by reason of any breach of the foregoing representation.

         FOURTEENTH: All bills, notices and communications desired or required to be given by either party hereunder shall be given, if to Licensee, by personal delivery to Licensee, or sent by certified mail, return receipt requested, to the address set forth above (and shall be deemed given upon personal delivery or mailing as aforesaid), and, if to Licensor, sent by certified mail, return receipt requested, to the address first hereabove given and to Kipp-Stawski Management Group (Attention: Director of Property Management) at 565 Fifth Avenue, New York, New York 10017, or at such other address as either party may hereafter designate by written notice to the other.

         FIFTEENTH: The provisions hereof shall be binding upon the parties hereto and their respective successors and assigns.


         IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement as of the date hereinabove set forth.

Witness:                                  USFI, INC., Licensee
________________________________          By:  _______________________________
                                          Name:   Francis. J. Mount
                                          Title:  Executive Vice President and
                                                  Chief Operating Officer


Witness:                                  48th AMERICAS COMPANY, Licensor
                                          By: Kipp-Stawski Management Group

________________________________          By:  _______________________________


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